                                                                  EXHIBIT (4)(a)
                                                                    PMLIC VIP II

                              PROVIDENT MUTUAL LIFE
                              INSURANCE COMPANY OF
                                  PHILADELPHIA

                           PHILADELPHIA, PENNSYLVANIA

      ANNUITANT                                                  CONTRACT DATE

CONTRACT NUMBER                                                  MATURITY DATE


In this Contract, Provident Mutual Life Insurance Company of Philadelphia will be referred to as "we," "us" or "our." The Owner ("you," "your") is the Annuitant, unless another person is named in the application or later becomes the Owner as allowed by this Contract.

We agree to pay the proceeds as described in this Contract, subject to its provisions.

PRIOR TO THE MATURITY DATE, ANNUITY PAYMENTS AND OTHER VALUES PROVIDED BY THIS CONTRACT, INCLUDING ANY DEATH BENEFIT THAT MAY BE PAYABLE, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT MAY INCREASE OR DECREASE DAILY, DEPENDING UPON THE INVESTMENT PERFORMANCE OF THE FUND PORTFOLIOS IN WHICH YOUR CHOSEN SUBACCOUNTS ARE INVESTED, AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS. NO MINIMUM CONTRACT ACCOUNT VALUE IS GUARANTEED, EXCEPT FOR ANY AMOUNTS IN THE GUARANTEED ACCOUNT. THE AMOUNT OF THE ANNUITY PAYMENTS UNDER THIS CONTRACT WILL BE DETERMINED ON THE MATURITY DATE AND WILL NOT CHANGE DURING THE PAYMENT PERIOD.

A MORTALITY AND EXPENSE RISK CHARGE WILL BE DEDUCTED FROM THE ASSETS OF THE VARIABLE ACCOUNT. THIS CHARGE WILL NOT EXCEED AN ANNUAL RATE OF 1.25% OF SUCH ASSETS.

                     PLEASE READ THIS CONTRACT CAREFULLY
                   It is a legal contract between you and us.

                   NOTICE OF 10 DAY RIGHT TO EXAMINE CONTRACT

PLEASE EXAMINE THIS CONTRACT CLOSELY. IF FOR ANY REASON YOU ARE NOT SATISFIED WITH THIS CONTRACT, YOU MAY RETURN IT TO US FOR CANCELLATION BY DELIVERING OR MAILING IT TO:
         1. OUR ADMINISTRATIVE OFFICE, 300 CONTINENTAL DRIVE, NEWARK, DELAWARE 19713;
         2.       ONE OF OUR AGENCY OFFICES; OR
         3.       THE AGENT THROUGH WHOM IT WAS PURCHASED.
THIS CONTRACT MUST BE RETURNED TO US NO LATER THAN 10 DAYS AFTER YOU FIRST RECEIVE IT. UPON SUCH DELIVERY OR MAILING, THIS CONTRACT WILL BE VOID AS OF THE CONTRACT DATE. WE WILL RETURN THE SUM OF (1) AND (2) WHERE (1) IS THE DIFFERENCE BETWEEN PREMIUMS PAID, INCLUDING ANY CHARGES, AND THE AMOUNTS ALLOCATED TO THE SUBACCOUNTS AND (2) THE PORTION OF THE CONTRACT ACCOUNT VALUE ALLOCATED TO THE SUBACCOUNT. THE VALUE RETURNED IS AS OF THE DATE OF RECEIPT OF CANCELLATION.

                                    Signed for the Company in Newark, Delaware


Secretary                                                          President

              FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
                       Flexible premiums as stated in the
                               Premiums Provision.
             Contract values are variable, except for amounts in the
              Guaranteed Account. After the Maturity Date, Payment
            Options are on a guaranteed basis. Death benefit payable
                  upon death of Annuitant before Maturity Date.
                 Participating but no Dividends are anticipated.

                     ADMINISTRATIVE OFFICE: NEWARK, DELAWARE

                   A GUIDE TO THE PROVISIONS OF THIS CONTRACT


                                    PAGE
                                    ----
Contract Schedule.....................1
Description of Subaccounts............2
Definitions...........................7
General Provisions....................8
Premiums.............................10
The Variable Account.................10
The Guaranteed Account...............12
Allocations and Transfers............12
Contract Values......................13
Payment of Proceeds..................15
Payment Options......................17





      A COPY OF THE APPLICATION AND ANY RIDERS ARE INCLUDED AFTER PAGE 19.


                                  ENDORSEMENTS

                        (To be made by the Company only)

                                CONTRACT SCHEDULE


      ANNUITANT   JOHN DOE          SEPT. 1, 1993             CONTRACT DATE

CONTRACT NUMBER   123,456           SEPT. 1, 2023             MATURITY DATE

Initial Premium Payment:                  $ 2,000
Minimum Additional Premium Amount:        $   100
                                          $   50 for Qualified Contracts

Planned Periodic Premium:                 $   100 monthly

Minimum Withdrawal Amount:                $   500

Minimum Transfer Amount:                  $   500
Minimum Remaining Cash Surrender Value    $ 2,000
     After Withdrawal:

                                CHARGES AND FEES

Annual Mortality and Expense Risk Charge: 1.25%

Administrative Charge:                    0.15% of assets

Annual Administration Fee:                $30.00

Transfer Processing Fee:                  $25 each after first 12 in Contract
                                              Year

Premium Tax Charge:                       2% (See Premium Tax Charge - Page 7)

Surrender Charge*                               CONTRACT YEAR                                    CHARGE
-----------------                               -------------                                    ------
                                                      1                                            6%
                                                      2                                            5%
                                                      3                                            4%
                                                      4                                            3%
                                                      5                                            2%
                                                      6                                            1%
                                                      7                                            0

* For the first Contract Year, applies to amount withdrawn or surrendered; after the first Contract Year, applies to amount withdrawn or surrendered during a Contract Year in excess of 10% of Contract Account Value as of the beginning of such Contract Year. See "Surrender Charge" on page 14 for details and restrictions. In no event will the Surrender Charge exceed 8.50% of the total premiums received under the Contract.

                          DESCRIPTION OF SUBACCOUNTS OF
               PROVIDENT MUTUAL VARIABLE ANNUITY SEPARATE ACCOUNT
                            ------------------------


Each of the following Subaccounts invests in shares of its respective Portfolio of THE MARKET STREET FUND, INC., a series type of mutual fund.

GROWTH SUBACCOUNT. Investments of the Growth Portfolio are primarily common stocks of companies believed to offer above-average growth potential over both the intermediate and long term.

AGGRESSIVE GROWTH SUBACCOUNT. Investments of the Aggressive Growth Portfolio are primarily securities of a diverse group of smaller emerging growth companies believed to offer a high level of long-term capital appreciation.

BOND SUBACCOUNT. Investments of the Bond Portfolio are primarily a diversified portfolio of marketable debt securities.

MANAGING SUBACCOUNT. Investments of the Managed Portfolio are those types of securities that are permissible investments of other portfolios. This portfolio may be invested solely in common stocks, solely in money market instruments, solely in bonds or in a combination of these types of investments.

MONEY MARKET SUBACCOUNT. Investments of the Money Market Portfolio are primarily money market instruments such as: United States (U.S.) Government Securities; bank obligations and instruments secured thereby; commercial paper and certain debt obligations; repurchase agreements; and certain other obligations.

INTERNATIONAL SUBACCOUNT. Investments of the International Portfolio are primarily securities of non-United States companies selected primarily for long-term capital growth.

                            ------------------------

Each of the following Subaccounts invests in shares of its respective Portfolio of the DREYFUS VARIABLE INVESTMENT FUND or the DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC., each of which is a series type of mutual fund managed by the DREYFUS CORPORATION.

DREYFUS GROWTH AND INCOME SUBACCOUNT. The Growth and Income Subaccount invests primarily in both United States and non-United States common stocks, preferred stocks and convertible securities which offer long-term capital growth with reasonable investment risk.

DREYFUS SOCIALLY RESPONSIBLE SUBACCOUNT. The Socially Responsible Portfolio invests primarily in common stocks and securities convertible into common stock, including government securities and corporate bonds and other short-term bank obligations. Such investments will be with companies that meet both traditional investment standards and which also show a contribution to the enhancement of the quality of life in the United States.

DREYFUS ZERO COUPON 2000 SUBACCOUNT. The Zero Coupon 2000 Portfolio invests primarily in debt obligations of the U.S. Treasury that have been stripped of their unmatured interest coupons, interest coupons that have been stripped from debt obligations issued by the U.S. Treasury, receipts and certificates for such stripped debt obligations, and stripped coupons and zero coupon securities by domestic corporations. This portfolio's assets will consist of primarily of portfolio securities which will mature on or about December 31, 2000.

                            ------------------------

Each of the following Subaccounts invests in shares of its respective Portfolio of the VARIABLE INSURANCE PRODUCTS FUND (VIP) or the VARIABLE INSURANCE PRODUCTS FUND II (VIP II), each of which is a series of type of mutual Fund managed by FIDELITY MANAGEMENT AND RESEARCH COMPANY.

FIDELITY ASSET MANAGEMENT SUBACCOUNT (VIP II). The Asset Manager Portfolio seeks to obtain high total returns with reduced risk over the long term by allocating its assets among stocks, bonds, and short-term fixed-income investments.

FIDELITY CONTRAFUND SUBACCOUNT (VIP II). The Contrafund Portfolio invests primarily in both United States and non-United States common stocks and securities convertible into common stock. Such investments may be undervalued or unpopular but may produce capital appreciation over the long term.

FIDELITY EQUITY - INCOME SUBACCOUNT (VIP). The Equity-Income Portfolio invests primarily in income-producing equity securities. In choosing these securities, the Portfolio also considers the potential for capital appreciation.

FIDELITY GROWTH SUBACCOUNT (VIP). The Growth Portfolio normally purchases common stocks but may invest in other types of securities, including bonds and preferred stocks, which it believes will provide for capital appreciation.

FIDELITY HIGH INCOME SUBACCOUNT (VIP). The High Income Portfolio invests primarily in high-yielding, lower rated, fixed-income securities to obtain a high level of current income while also considering growth of capital.

FIDELITY INDEX 500 SUBACCOUNT (VIP II). The Index 500 Portfolio invests primarily in equity securities of companies which compose the Standard and Poor's 500 Composite Stock Price Index. The Portfolio is designed as a long-term investment option.

                            ------------------------

Each of the following Subaccounts invests in shares of its respective Portfolio of the INSURANCE MANAGEMENT Series, a series type of mutual fund managed by Federated Advisers.

FEDERATED U.S. GOVERNMENT BOND FUND SUBACCOUNT. The U.S. Government Bond Fund Portfolio seeks current income by investing in a professionally managed, diversified portfolio limited to U.S. government securities.

FEDERATED UTILITY FUND. The Utility Fund Portfolio invests primarily in equity and debt securities of utility companies in order to achieve high current income and moderate capital growth.

                            ------------------------

Each of the following Subaccounts invests in shares of its respective Portfolio of the QUEST FOR VALUE ACCUMULATION TRUST, a series type of mutual Fund managed by QUEST FOR VALUE ADVISORS, a subsidiary of Oppenheimer Capital.

QUEST FOR VALUE EQUITY SUBACCOUNT. The Equity Portfolio invests primarily in a diversified portfolio of equity securities selected on the basis of a value-oriented approach to investing.

QUEST FOR VALUE MANAGED SUBACCOUNT. The Managed Portfolio invests primarily in a portfolio consisting of common stocks, bonds, and cash equivalents, the percentages of which will vary over time based on the investment manager's assessments of relative investment values.

QUEST FOR VALUE SMALL CAP SUBACCOUNT. The Small Cap Portfolio invests primarily in a diversified portfolio of equity securities of companies with market capitalizations of under $1 billion.

                            ------------------------

Each of the following Subaccounts invests in shares of its respective Portfolio of the SCUDDER VARIABLE LIFE INVESTMENT FUND, a series type of mutual fund managed by SCUDDER, STEVENS & CLARK, INC.

SCUDDER BOND SUBACCOUNT. The Bond Portfolio invests primarily in U.S. Government, corporate and other notes, and bonds to pursue a policy of investing for a high level of income consistent with a high-quality portfolio of securities.

SCUDDER GROWTH AND INCOME SUBACCOUNT. The Growth and Income Portfolio invests primarily in common stocks, preferred stocks, and securities convertible into common stock, including bonds and other securities, which it believes will provide for long-term capital growth.

SCUDDER INTERNATIONAL SUBACCOUNT. The International Portfolio invests primarily in securities of non-United States companies selected for long-term capital growth.

                       THIS PAGE INTENTIONALLY LEFT BLANK

                                   DEFINITIONS

ADMINISTRATIVE OFFICE. Our office at 300 Continental Drive, Newark, Delaware 19713.

ANNUITANT. The person whose life determines the annuity benefits payable under this Contract and whose death determines the death benefit.

BENEFICIARY. The person to whom we will pay the proceeds payable on your death or on the death or on the death of the Annuitant. If the Contract has Joint Owners, the surviving Joint Owner will be the designated beneficiary.

CASH SURRENDER VALUE. The Contract Account Value less any applicable surrender charge and any applicable Premium Tax Charge.

CONTRACT ACCOUNT VALUE. The sum of the Variable Account Value and the Guaranteed Account Value.

CONTRACT YEARS, MONTHS, ANNIVER- SARIES. Are measured from the Contract Dated shown in the Contract Schedule.

GUARANTEED ACCOUNT. This account is part of our General Account and is not part of or dependent upon the investment performance of the Variable Account.

HOME OFFICE. Our office, at 1600 Market Street, Philadelphia, Pennsylvania,
19103.

JOINT OWNERS.  Joint Owners must be husband and wife as of the Contract Date.

MATURITY DATE. The date when the Contract Account Value will be applied under a Payment Option, unless you have elected to receive a lump sum payment of the Cash Surrender Value. The latest Maturity Date is the later of: the Contract Anniversary nearest Annuitant's age 85; or 10 years after the Contract Date.

OWNER. The person entitled to exercise all rights and privileges provided in this Contract.

PREMIUM TAX CHARGE. A percentage of any amount surrendered, withdrawn, annuitized or paid as death proceeds. The applicable percentage is shown in the Contract Schedule.

SUBACCOUNT. The Variable Account has Subaccounts; the assets of each Subaccount are invested in a corresponding portfolio of a designated fund listed in the Contract Schedule.

VALUATION DAY. Each day on which valuation of the assets of a Subaccount is required by applicable law.

VALUATION PERIOD. The period that starts at the close of business on one Valuation Day and ends at the close of business on the next succeeding Valuation Day.

VARIABLE ACCOUNT. Provident Mutual Variable Annuity Separate Account which is not part of our General Account. The Variable Account has Subaccounts each of which is invested in a corresponding portfolio of a designated fund listed in the Contract Schedule. Other Subaccounts may be established in the future and will invest in specified portfolios of designated Funds.

WRITTEN NOTICE. A written request or notice in a form satisfactory to us which is signed by you and received at our Administrative Office.

                               GENERAL PROVISIONS

THE CONTRACT. We have issued this Contract in consideration of your application and your payment of the Initial Premium. The entire contract is made up of this Contract and the attached copy of the application. The statements made in the application are deemed representations and not warranties. We cannot use any statement in defense to a claim or to void this Contract unless it is contained in the attached application. Only our President, a Vice President, or Secretary may modify this Contract or waive any of our rights or requirements. No agent may bind us by making any promise not contained in this Contract.

INCONTESTABILITY. We will not contest this Contract after it has been in force during the Annuitant's lifetime for two years from the Contract Date.

OWNER. During the Annuitant's lifetime and before the Maturity Date, you have all the rights and privileges granted by this Contract. During the Annuitant's lifetime and before the Maturity Date, you may name a new Owner by giving us Written Notice. If you are not the Annuitant and you die before the Maturity Date and before the Annuitant, ownership will pass:

      1. to your designated beneficiary, if any (as defined in "Proceeds On Death of Owner"); otherwise

      2.    to your estate.

BENEFICIARY. We will pay the Beneficiary any proceeds payable on your death or the death of the Annuitant. During the Annuitant's lifetime and before the Maturity Date, you may change the named Beneficiary by giving us Written Notice of such change.

      We will pay the proceeds under the beneficiary designation in effect at the date of death. The proceeds will be paid to the surviving Beneficiaries equally unless you have indicated otherwise. If no Beneficiary is living when the Annuitant dies, or if none has been named, the proceeds will be paid to you or to your estate. If no Beneficiary is living when you die, any proceeds will be paid to your estate.

CHANGE OF OWNER OR BENEFICIARY. Written Notice must be signed by you, dated, and of a form and content acceptable to us. Your Written Notice will not be effective until we receive and file it at our Administrative Office. However, the change provided in your Written Notice will then be effective as of the date you signed such notice:

      1. subject to any payments made or other action we take before we receive and file your Written Notice; and

      2. whether or not you or the Annuitant are alive when we receive and file your Written Notice.

ASSIGNMENT. You may assign this Contract or an interest in it at any time before the Maturity Date during the lifetime of the Annuitant. An assignment must be in a Written Notice acceptable to us. It will not be binding on us until we receive and file it at our Administrative Office. We are not responsible for the validity or sufficiency of any assignment. Your rights and the rights of any Beneficiary will be affected by an assignment.

MISSTATEMENT OF AGE OR SEX. If the age or sex of the Annuitant has been misstated, we will pay the amount which the proceeds would have purchased at the correct age and sex.

      If we make an overpayment because of an error in age or sex, the overpayment plus interest at 3% compounded annually will be a debt against this Contract. If the debt is not repaid, future payments will be reduced accordingly.

      If we make an underpayment because of an error in age or sex, any annuity payments will be recalculated at the correct age and sex, and future payments will be adjusted. The underpayment with interest at 3% compounded annually will be paid in a single sum.

PERIODIC REPORTS. We will mail you a report showing the following items:

      1. the number of units credited to this Contract and the dollar value of a unit;

      2.    the Contract Account Value and Cash Surrender Value;

      3. any premiums paid, withdrawals, and charges made since the last report; and

      4.    any other information required by law.

      The information in the report will be as of a date not more than two months before the date of the mailing. We will mail the report to you:

      1.    at least annually, or more often as required by law; and

      2.    to your last address known to us.

MODIFICATION. Upon notice to you, we may modify the Contract, but only if such modification:

      1. is necessary to make the Contract or the Variable Account comply with any law or regulation issued by a governmental agency to which we are subject; or

      2. is necessary to assure continued qualification of the Contract under the Internal Revenue Code or other federal or state laws relating to variable annuity contracts; or

      3. is necessary to reflect a change in the operation of the Variable Account; or

      4. provides additional variable account and/or fixed accumulation options.

      In the event of any such modification, we may make appropriate endorsement to the Contract.

DIVIDENDS. A dividend is the share of divisible surplus apportioned to this Contract. We will determine such share yearly. Since this Contract will probably not contribute to surplus, we do not expect to credit dividends to it. If a dividend is credited, we will pay it to you in cash.

PROTECTION OF PROCEEDS. No Beneficiary may commute, encumber or alienate any payments under this Contract before they are due. No annuity payments shall be subject to the debts, contract or engagements of any Beneficiary nor to any judicial process to levy upon or attach the same for payment of such debts.

CREDITOR CLAIMS. To the extent permitted by applicable laws, no right or benefit under this Contract shall be subject to claims of creditors, except as may be provided by an Assignment.

DISCHARGE OF LIABILITY. We shall be discharged from all liability to the extent of any withdrawal, surrender or death benefit paid. Any payments made by us under any Payment Option shall discharge our liability to the extent of each such payment.

                                    PREMIUMS


INITIAL PREMIUM. The Initial Premium is shown in the Contract Schedule, and is payable on or before the Contract Date.

ADDITIONAL PREMIUMS. You may make additional premium payments at any time during the Annuitant's lifetime and before the Maturity Date. The amount of additional premium payments may vary. The minimum additional premium that we will accept is shown in the Contract Schedule.


                              THE VARIABLE ACCOUNT


VARIABLE ACCOUNT. We have established the Provident Mutual Variable Annuity Separate Account (the "Variable Account"). The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Variable Account is also subject to the laws of the Commonwealth of Pennsylvania and is also subject to the laws of the state where the Contract is delivered.

      Although we own the assets in the Variable Account, these assets are held separately from our other assets and are not part of our General Account. The assets in the Variable Account are used to support the operation of and provide the variable values and benefits for this Contract and similar Contracts.

      The portion of the assets of the Variable Account equal to the reserves and other contract liabilities of the Variable Account will not be charged with liabilities that arise from any other business that we conduct. We have the right to transfer to our General Account any assets of the Variable Account which are in excess of such reserves and other liabilities.

SUBACCOUNTS. The Variable Account currently consists of the Subaccounts listed in the Contract Schedule and in the current prospectus you received. Each Subaccount invests in shares of a corresponding series of a designated investment fund, as shown in the Contract Schedule (each referred to as the "Fund"). Shares of a series are purchased and redeemed for a Subaccount at their net asset value. Any amounts of income, dividends and gains distributed from the shares of a series will be reinvested in additional shares of that series at its net asset value. The Fund prospectus you received defines the net asset value and describes each portfolio of the Fund.

      The dollar amounts of values and benefits of this Contract provided by the Variable Account depend on the investment performance of the portfolios of the Fund in which your selected Subaccounts are invested. We do not guarantee the investment performance of the portfolios. You bear the full investment risk for amounts applied to the selected Subaccounts.

VARIABLE ACCOUNT VALUE. This Contract's Variable Account Value for any Valuation Period before the Maturity Date is determined by multiplying:

      1. the amount of units credited to this Contract for each Subaccount as of the end of the Valuation Period; by

      2.    the current unit value for each Subaccount.

      The sum of these amounts equals the Variable Account Value.

UNITS. We credit premiums in the form of units. We will credit units for the Initial Premium on the Contract Date. The number of units of each Subaccount credited under this contract is determined by dividing:

      1.    the premium allocated to that Subaccount; by

      2. the unit value for that Subaccount at the end of the Valuation Period during which we receive and accept the premium at our Administrative Office.

      We will adjust the units for any transfers (including any Transfer Fee) in or out of a Subaccount.

      We will cancel the appropriate number of units based on the unit value at the end of the Valuation Period in which any of the following events occurs:

      1. the Annual Administration Fee shown in the Contract Schedule is assessed;

      2. the date we receive and file your Written Notice for a withdrawal or a cash surrender;

      3.    the Maturity Date occurs;

      4. the date we receive due proof of the Annuitant's death; or 5. the date the Contract Account Value is distributed upon your death.

UNIT VALUE. The unit value for each Subaccount for its first Valuation Period is set at $50. The unit value for each subsequent Valuation Period is determined by multiplying:

      1. the unit value at the end of the immediately preceding Valuation Period; by

      2. the net investment factor for the Valuation Period for which the value is being determined.

      The unit value for a Valuation Period applies to each day in that period. The unit value may increase or decrease from one Valuation Period to the next.

NET INVESTMENT FACTOR. The Net Investment Factor is an index that measures the investment performance of a Subaccount from one Valuation Period to the next. Each Subaccount has a Net Investment Factor for each Valuation Period, which may be greater than or less than one.

      The Net Investment Factor for each Subaccount for a Valuation Period equals 1 plus the fraction obtained by dividing (a) by (b) where:

      (a)   is the net result of:

      1. the investment income, dividends, and capital gains, realized or unrealized, credited during the current Valuation Period; plus

      2. any amount credited or released from reserves for taxes attributable to the operation of the Subaccount; minus

      3. the capital losses, realized or unrealized, charged during the current Valuation Period; minus

      4. any amount charged for taxes or any amount we set aside during the Valuation Period as a reserve for taxes attributable to the operation or maintenance of the Subaccount; minus

      5. the amount charged for mortality and expense risk for that Valuation Period as shown in the Contract Schedule; minus

      6. the amount charged for administration for that Valuation Period, as shown in the Contract Schedule; and

      (b) is the value of the assets in the Subaccount at the end of the preceding Valuation Period, adjusted for allocations and transfers to and withdrawals and transfers from the Subaccount occurring during that preceding Valuation Period.

RESERVED RIGHTS. When permitted by law, we reserve the right to:

      1.    create new variable accounts;

      2. combine variable accounts, including the Provident Mutual Variable Annuity Separate Account;

      3. remove, combine or add Subaccounts and make the new Subaccounts available to contract owners at our discretion;

      4. substitute shares of another portfolio of the Fund or shares of another investment company for those of the Fund;

      5.    add new portfolios to the Fund;

      6. deregister the Variable Account under the Investment Company Act of 1940 if registration is no longer required;

      7.    make any changes required by the Investment Company Act of 1940; and

      8. operate the Variable Account as a managed investment company under the Investment Company Act of 1940 or any other form permitted by law.

      If a change is made, we will send you a revised prospectus and any notice required by law.

CHANGE IN INVESTMENT POLICY. The investment policy of a Subaccount may not be changed unless:

      1. the change is approved, if required, by the Pennsylvania Insurance Department and by the Insurance Department of the state in which the Contract is delivered; and

      2. a statement of such approval is filed, if required, with the insurance department of the state in which this Contract is delivered.


                             THE GUARANTEED ACCOUNT


GUARANTEED ACCOUNT. Amounts in the Guaranteed Account are part of our General Account. The Guaranteed Account is not part of and does not depend on the investment performance of the Variable Account.

      We credit interest to amounts in the Guaranteed Account at rates we determine. We guarantee that the effective annual interest rate will not be less than 3%. We may credit a higher current interest rate. For the amount in the Guaranteed Account at the beginning of a calendar year, we will determine such interest rates in advance of each calendar year. Such rates will apply to the calendar year which follows the date of determination. For amounts allocated or transferred to the Guaranteed Account during a calendar year, we will determine interest rates applicable to such amounts in advance of the date such amount is received or transferred. Such rates will apply to the end of the calendar year in which the payment is received or the transfer is made.


GUARANTEED ACCOUNT VALUE. This Contract's Guaranteed Account Value for any Valuation Period before the Maturity Date is:

      1.    the sum of the premiums allocated to the Guaranteed Account; plus

      2. any amounts transferred to the Guaranteed Account from a Subaccount of the Variable Account; minus

      3. any amounts withdrawn or transferred from the Guaranteed Account together with any associated charges; minus

      4. any Annual Administration Fee deducted from the amount in the Guaranteed Account; plus

      5.    interest we credit to the amount in the Guaranteed Account.

      For the purpose of crediting interest, amounts deducted, transferred and withdrawn from the Guaranteed Account will be accounted for on a last-in, first-out basis.

                           ALLOCATIONS AND TRANSFERS


PREMIUM ALLOCATION. In your application you selected how you wanted your Initial Premium to be allocated among the Subaccounts and the Guaranteed Account.

      We will allocate the Initial Premium to the Subaccounts and the Guaranteed Account based on the premium allocation schedule in your application.

      You may change the allocation schedule by Written Notice. Any additional premiums will be allocated in accordance with the allocation schedule in effect when such premium is received, unless at the time of payment we receive Written Notice to the contrary. The portion of a premium to be applied to each elected Subaccount and the Guaranteed Account must be a whole percentage.

TRANSFER PRIVILEGE. Before the Maturity Date, you may transfer all or part of the amount in the Subaccount(s) to another Subaccount(s) or to the Guaranteed Account, or transfer a part of an amount in the Guaranteed Account to the Subaccount(s), subject to the availability of a Subaccount or shares of a portfolio and subject to these general restrictions and the additional restrictions below:

      1. the minimum transfer amount is shown in the Contract Schedule (or, the entire amount in that Subaccount or the Guaranteed Account, if less); and

      2. a transfer request that would reduce the amount in that Subaccount or the Guaranteed Account below $500 will be treated as a transfer request for the entire amount in that Subaccount or the Guaranteed Account.

RESTRICTIONS ON TRANSFERS FROM GUARANTEED ACCOUNT. You may transfer a part of the amount in the Guaranteed Account to the Subaccount(s) of the Variable Account, subject to these additional restrictions:

      1. we allow only one transfer each year and this transfer must be within the period that is 30 days before and 30 days after the Contract Anniversary. An unused transfer option does not carry over in the next year; and

      2. the maximum transfer amount is 25% of the Contract's Guaranteed Account Value on the date of the transfer, unless the balance after the transfer is less than $500.

   We will make the transfer on the Contract Anniversary if your Written Notice is received prior to the Contract Anniversary; if your Written Notice is received after the Contract Anniversary, we will make the transfer as of the date we receive your request at our Administrative Office.

TRANSFER PROCESSING FEE. There is no limit to the number of transfers that you can make between the Subaccounts or to the Guaranteed Account. However, we only allow one transfer each year from the Guaranteed Account (See "Restrictions on Transfers from Guaranteed Account"). The first twelve transfers during each Contract Year are free. We will assess a transfer fee for each additional transfer during that Contract Year. The amount of this fee is shown in the Contract Schedule. For the purposes of assessing the fee, each Written Notice of transfer is considered to be one transfer, regardless of the number of Subaccounts or the Guaranteed Account affected by the transfer. The transfer fee will be deducted from the amount being transferred.


                                 CONTRACT VALUES


CONTRACT ACCOUNT VALUE. The Contract Account Value is the sum of the Variable Account Value and the Guaranteed Account Value.

CASH SURRENDER VALUE. The Cash Surrender Value is the Contract Account Value, less any applicable Surrender Charge and any applicable Premium Tax Charge. The Cash Surrender Value will be determined on the date we receive your Written Notice for surrender and this Contract at our Administrative Office.

   You may surrender this Contract for its Cash Surrender Value at any time before the earlier of the death of the Annuitant or the Maturity Date. You may elect to have the Cash Surrender Value paid in a single sum or under a Payment Option. This Contract ends when we pay the Cash Surrender Value or apply such sum under a Payment Option.

WITHDRAWALS. You may withdraw part of the Cash Surrender Value at any time before the earlier of the death of the Annuitant or the Maturity Date, subject to these limits:

      1.    the minimum withdrawal amount is shown in the Contract Schedule;

      2. the maximum withdrawal is the amount that would leave a minimum Cash Surrender Value of the amount shown in the Contract Schedule; and

      3. a withdrawal request which would reduce the amount in a Subaccount or the Guaranteed Account below $500 will be treated as a request for a full withdrawal of the amount in that Subaccount or Guaranteed Account.

      On the date we receive your Written Notice for a withdrawal at our Administrative Office we will withdraw the amount of the withdrawal from the Contract Account Value. We will then deduct any applicable Surrender Charge and any applicable Premium Tax Charge shown in the Contract Schedule from the remaining Contract Account Value. No Surrender Charge will be applied to a withdrawal made after the first Contract Year if such is the first or second withdrawal during such Contract Year and the amount of the first withdrawal or the total amount of the first and second withdrawals is not in excess of 10% of the Contract Account Value as of the beginning of that Contract Year.

      You may specify the amount to be withdrawn from certain Subaccounts or the Guaranteed Account for your partial withdrawal. If you do not specify this information to us, or the amount in the designated Subaccounts or Guaranteed Account is inadequate to comply with your request, we will make the withdrawal based on the proportion that your Subaccount Values and the Guaranteed Account Value bear to the Contract Account Value prior to the withdrawal.

SURRENDER CHARGE. The applicable percentage from the Surrender Charge Table in the Contract Schedule will be deducted upon any withdrawal or surrender and will be applied as follows:

      a. to the entire withdrawal amount if such withdrawal is made during the first Contract Year;

      b. to the entire withdrawal amount if such withdrawal is the third or subsequent withdrawal in any one Contract Year;

      c. to that portion of the total amount of the first and second withdrawals during a Contract Year which is in excess of 10% of the Contract Account Value as of the beginning of the Contract Year;

      d. for a surrender which occurs during the first Contract Year, to the entire amount of such surrender paid in a single sum;

      e. for a surrender which occurs after the first Contract Year, to the amount of the surrender paid in a single sum which is in excess of 10% of the Contract Account Value as of the beginning of such Contract Year, less the amount withdrawn during that Contract Year without imposition of the Surrender Charge.

      If the Contract is being surrendered, the applicable Surrender Charge and Premium Tax Charge will be deducted from the Contract Account Value in determining the Cash Surrender Value. For a partial withdrawal, any applicable Surrender Charge will be deducted from the amount withdrawn, unless you request, in advance, that such charges be deducted from the remaining Contract Account Value.

      In no event will the Surrender Charge exceed 8.5% of the total premiums received under the Contract.

ANNUAL ADMINISTRATION FEE. We will assess the Annual Administration Fee shown in the Contract Schedule:

      1.    for the prior Contract Year, on the Contract Anniversary; or

      2. for the current Contract Year on the date this Contract is surrendered for its Cash Surrender Value or on the Maturity Date (unless the Contract is surrendered on a

            Contract Anniversary or the Maturity Date is a Contract Anniversary and the fee is assessed under 1 above).

      The fee will be assessed against the Subaccount(s) and Guaranteed Account based on the proportion that your Subaccount Values and the Guaranteed Account Value bear to the Contract Account Value.

      If the fee is obtained from the Subaccounts, we will cancel the appropriate number of units credited to this Contract based on the Unit Value at the end of the Valuation Period when the fee is assessed. If the fee is obtained from the Guaranteed Account, we will reduce this Contract's Guaranteed Account Value by the amount of the fee.

MATURITY DATE. No Surrender Charge will be applied to the Contract Account Value on the Maturity Date if the proceeds are applied under a Payment Option. If the proceeds are paid in a lump sum on the Maturity Date, the proceeds will equal the Cash Surrender Value on such date.

      You may change the Maturity Date, subject to these limitations:

      1. we must receive your Written Notice at our Administrative Office at least 30 days before the current Maturity Date;

      2. the requested Maturity Date must be a date that is at least 30 days after we receive your Written Notice; and

      3. the requested Maturity Date must be not later than the Annuitant's 85th birthday, or any earlier date required by law.

TERMINATION. We may pay you the Contract Account Value and end this Contract if, before the Maturity Date, all of these events simultaneously exist:

      1.    you have not paid any premiums for at least three years;

      2.    the Contract Account Value is less than $2,000; and

      3. the total premiums paid, less any partial withdrawals, is less than $2,000.

      We will mail you a notice of our intention to end this Contract at least six months in advance. This Contract will automatically terminate on the date specified in the notice, unless we receive an additional premium payment before the termination date specified in the notice. This additional premium payment must be for at least the minimum additional premium amount specified in the Contract Schedule.

BASIS OF VALUES. Any paid-up annuity, cash surrender or death benefits that may be available are at least equal to the minimum required by law in the state in which this Contract is delivered. A detailed statement of the method used to compute the minimum value has been filed, where required, with the insurance officials of the jurisdiction in which the Contract is delivered.

                              PAYMENT OF PROCEEDS

PROCEEDS. Proceeds means the amount we will pay when the first of the following events occurs: the Maturity Date; the Contract is surrendered; or we receive due proof of death of the Annuitant or the Owner. This Contract ends when we pay the proceeds.

      "Due Proof of Death" is proof of death that is satisfactory to us. Such proof may consist of:

      1.    a certified copy of the death certificate; and/or

      2. a certified copy of the decree of a court of competent jurisdiction as to the finding of death.

      We will deduct the applicable Premium Tax Charge shown in the Contract Schedule from the proceeds described below.

PROCEEDS ON MATURITY DATE. If you have not elected to receive the proceeds in a lump sum, the proceeds we will pay is the Contract Account Value, which we will apply under a Payment Option on the Maturity Date. (See the "Maturity Date" provision and the "Payment Options" section.) If the proceeds are paid in a lump sum, we will pay the Cash Surrender Value.

PROCEEDS ON SURRENDER. If you surrender this Contract before the earlier of the death of the Annuitant or the Maturity Date, the proceeds we will pay is the Cash Surrender Value. (See the "Maturity Date" provision concerning changing the Maturity Date and having the Contract Account Value applied under a Payment Option.)

PROCEEDS ON DEATH OF ANNUITANT BEFORE MATURITY DATE. If the Annuitant dies before the Maturity Date, the proceeds we will pay to the Beneficiary is the death benefit.

      If the Annuitant dies before the end of the sixth Contract Year, the death benefit will equal the greater of:

      1. the premiums paid, less any withdrawals including the applicable Surrender Charge and Premium Tax Charge; or

      2. the Contract Account Value on the date we receive due proof of the Annuitant's death.

      If the Annuitant dies after the end of the sixth Contract Year, the death benefit will equal the greatest of:

      1. the Contract Account Value as of the end of the sixth Contract Year less any subsequent withdrawals including the applicable Premium Tax Charge; or

      2. the Contract Account Value on the date we receive due proof of the Annuitant's death; or

      3. the premiums paid less any withdrawals including the applicable Surrender Charge and Premium Tax Charge.

      The proceeds will be paid in a lump sum or under a Payment Option. If you are the Annuitant, the proceeds must be distributed in accordance with the rules set forth in "Proceeds on Death of an Owner" for an Owner's death before the Maturity Date. No death benefit is payable if this Contract is surrendered before the Annuitant's death.

PROCEEDS ON DEATH OF AN OWNER. If any Owner dies before the Maturity Date, the Contract Account Value (or if the deceased Owner is the Annuitant, the proceeds payable on the Annuitant's death) must be distributed to the Beneficiary within five years after the date of such death.

      If any Owner dies on or after the Maturity Date, any remaining payments must be distributed at least as rapidly as under the Payment Option in effect on the date of such death.

      These distribution requirements will be considered satisfied as to any portion of the proceeds:

      1.    payable to or for the benefit of a designated beneficiary; and

      2. which is distributed over the life (or period not exceeding the life expectancy) of that Beneficiary, provided that such distributions begin within one year of the Owner's death.

      The designated beneficiary is the person designated by the Owner as Beneficiary and to whom the ownership of the Contract passes by reason of an Owner's death and must be a natural person. However, if the owner's spouse is the designated beneficiary, the Contract may be continued with the surviving spouse as the new Owner. If the contract has Joint Owners, the surviving Joint Owner will be the designated beneficiary.

      If you are not an individual, the Annuitant as determined in accordance with section 72(s) of the Internal Revenue Code (i.e. the individual the events in the life of whom are of primary importance in effecting the timing or amount of the payout under the Contract) will be treated as Owner for purposes of these distribution requirements, and any change in the Annuitant will be treated as the death of the Owner.

PAYMENTS. We will usually pay any proceeds, withdrawals, or cash surrenders within seven business days after:

      1. we receive and file your Written Notice for a withdrawal or a cash surrender; or

      2.    we receive and file due proof of death of the Owner or Annuitant.

However, we can postpone the payment of proceeds, withdrawals, or cash surrenders or the transfer of amounts between Subaccounts if:

      1. the New York Stock Exchange is closed, other than customary weekend and holiday closings, or trading on the exchange is restricted as determined by the Securities and Exchange Commission; or

      2. the Securities and Exchange Commission permits by an order the postponement for the protection of Contract holders; or

      3. the Securities and Exchange Commission determines that an emergency exists that would make the disposal of securities held in the Variable Account or the determination of their value not reasonably practicable; or

      4. the Fund is permitted by law or regulation to postpone payment of proceeds.

      If a recent check or draft has been submitted, we have the right to defer payment of the Contract Account Value, Cash Surrender Value or Death Benefit until such check or draft has been honored.

      We have the right to defer payment of any withdrawal, transfer or Cash Surrender Value from the Guaranteed Account for up to six months from the date we receive your Written Notice for a withdrawal or surrender.

INTEREST ON PROCEEDS. We will pay interest on proceeds if we do not pay the proceeds in a single sum or begin paying the proceeds under a Payment Option:

      1.    within 30 days after the proceeds become payable; or

      2. within the time required by the applicable jurisdiction, if less than 30 days.

      This interest will accrue from the date the proceeds become payable to the date of payment at an annual rate of 3%, or the rate and time required by law, if greater. The interest rate will always be at least equal to the rate provided under the interest income Payment Option.

CONFORMITY WITH LAWS. To the extent this Contract conflicts with any applicable laws or the requirements of the Internal Revenue Service concerning distributions on death, this Contract will be considered to be amended to conform with such requirements.

                                 PAYMENT OPTIONS

ELECTION OF OPTION. The following options are available to you during your lifetime. They are also available to the Beneficiary after your death, if you have not selected an option for such Beneficiary.

      You may elect to have the Cash Surrender Value, Contract Account Value or Death Benefit paid in accordance with any one of the options described below or in any other manner acceptable to us and permissible under applicable law. If no election has been made, the automatic option will be Option B. The amount paid under these options is fixed and does not depend on the investment performance of the Variable Account.

OPTION A - LIFE ANNUITY: An income payable during the lifetime of the Payee, ceasing with the last payment due prior to the death of the Payee, according to the Option Table, Life Only column.

OPTION B - LIFE ANNUITY WITH 10 YEARS GUARANTEED: An income payable during the lifetime of the Payee with the guarantee that payments will be made for a period of not less than

10 years according to the Option Table, 10 Year Period Certain column.

      Under Option B, if any Payee dies while receiving payment, the present value of the current dollar amount on the date of death of any remaining guaranteed payments will be paid in one sum to the executors or administrators of the Payee unless otherwise provided in writing. Calculation of such present value will be at 3% which is the rate of interest assumed in computing the amount of annuity payments. If you die on or after the annuity starting date and before the interest in the Contract has been distributed, the remaining payments will be distributed at least as rapidly as under the method of distribution being used as of the date of your death.

ALTERNATE INCOME OPTION. In lieu of one of the above options you may elect to settle the Cash Surrender Value, Contract Account Value or Death Benefit under an alternate income option based on our single premium immediate annuity rates in effect at the time of settlement. Such rates will be adjusted to a due basis and the income thus produced will be increased by 4%. In no case will the resulting income be less than that which would be payable if the amount were used to purchase a single premium immediate annuity adjusted to a due basis.

GENERAL PROVISIONS. Annuity payments will commence and continue subject to the following provisions:

      A. This contract will be surrendered to us at our Administrative Office. We will issue a Supplementary Contract stating the terms of payment under the option elected.

      B. Proof satisfactory to us of the identity, birth date and sex of any person on whose life an annuity depends will be provided to us before any annuity payments will be made.

      C. We will make each annuity payment by check which will be personally endorsed by the person upon whose life the annuity depends, or other evidence must be furnished that such person is alive.

      D. No election of any option may be made under this Contract for any Payee unless such election would produce a periodic payment of at least $50 to that Payee. If at any time payments to be made become less than $50 each, we will have the right to change the frequency of payments to such interval as will result in the payment of at least $50. Subject to this condition, payments may be made annually, semi-annually, quarterly or monthly.

      E. If the Payee is other than you, the election of a Payment Option will require our consent.

      F. We will deduct from the Cash Surrender Value or the Contract Account Value any Premium Tax Charge at the time income payments commence.

                                  OPTION TABLE
             GUARANTEED AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000 OF
                              ANNUITY VALUE APPLIED

           GUARANTEED MONTHLY PAYMENTS                  GUARANTEED MONTHLY PAYMENTS
-------------------------------------------------------------------------------------------
   Age of Payee                    10 Year      Age of Payee                    10 Year
-----------------    Life Only      Period      --------------   Life Only      Period
  Male     Female   (Option A)     Certain      Male    Female   (Option A)     Certain
                                  (Option B)                                  (Option B)
-------------------------------------------------------------------------------------------
             5*        $2.70         $2.70       45       50        $3.59        $3.58
------------------------------------------------------------------------------------------
             6          2.71          2.71       46       51         3.63         3.62
-------------------------------------------------------------------------------------------
             7          2.72          2.72       47       52         3.68         3.67
-------------------------------------------------------------------------------------------
             8          2.72          2.73       48       53         3.73         3.72
-------------------------------------------------------------------------------------------
             9          2.73          2.73       49       54         3.78         3.76
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
   5*       10          2.74          2.74       50       55         3.83         3.82
-------------------------------------------------------------------------------------------
   6        11          2.75          2.75       51       56         3.89         3.87
-------------------------------------------------------------------------------------------
   7        12          2.76          2.76       52       57         3.95         3.93
-------------------------------------------------------------------------------------------
   8        13          2.77          2.77       53       58         4.01         3.99
-------------------------------------------------------------------------------------------
   9        14          2.78          2.78       54       59         4.07         4.05
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
  10        15          2.79          2.79       55       60         4.14         4.11
-------------------------------------------------------------------------------------------
  11        16          2.80          2.80       56       61         4.21         4.18
-------------------------------------------------------------------------------------------
  12        17          2.81          2.81       57       62         4.29         4.25
-------------------------------------------------------------------------------------------
  13        18          2.82          2.83       58       63         4.37         4.33
-------------------------------------------------------------------------------------------
  14        19          2.83          2.84       59       64         4.46         4.41
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
  15        20          2.85          2.85       60       65         4.55         4.50
-------------------------------------------------------------------------------------------
  16        21          2.86          2.86       61       66         4.64         4.58
-------------------------------------------------------------------------------------------
  17        22          2.87          2.88       62       67         4.75         4.68
-------------------------------------------------------------------------------------------
  18        23          2.89          2.89       63       68         4.86         4.78
-------------------------------------------------------------------------------------------
  19        24          2.90          2.90       64       69         4.97         4.88
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
  20        25          2.92          2.92       65       70         5.09         4.99
-------------------------------------------------------------------------------------------
  21        26          2.93          2.93       66       71         5.22         5.10
-------------------------------------------------------------------------------------------
  22        27          2.95          2.95       67       72         5.36         5.21
-------------------------------------------------------------------------------------------
  23        28          2.96          2.97       68       73         5.51         5.34
-------------------------------------------------------------------------------------------
  24        29          2.98          2.98       69       74         5.67         5.46
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
  25        30          3.00          3.00       70       75         5.83         5.60
-------------------------------------------------------------------------------------------
  26        31          3.02          3.02       71       76         6.01         5.73
-------------------------------------------------------------------------------------------
  27        32          3.04          3.04       72       77         6.19         5.87
-------------------------------------------------------------------------------------------
  28        33          3.06          3.06       73       78         6.39         6.02
-------------------------------------------------------------------------------------------
  29        34          3.08          3.08       74       79         6.60         6.17
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
  30        35           3.10         3.10       75       80         6.82         6.32
-------------------------------------------------------------------------------------------
  31        36           3.13         3.13       76       81         7.06         6.48
-------------------------------------------------------------------------------------------
  32        37           3.15         3.15       77       82         7.31         6.64
-------------------------------------------------------------------------------------------
  33        38           3.18         3.18       78       83         7.58         6.80
-------------------------------------------------------------------------------------------
  34        39           3.20         3.20       79       84         7.87         6.97
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
  35        40           3.23         3.23       80       85**       8.17         7.13
-------------------------------------------------------------------------------------------
  36        41           3.26         3.26       81                  8.49         7.29
-------------------------------------------------------------------------------------------
  37        42           3.29         3.29       82                  8.83         7.45
-------------------------------------------------------------------------------------------
  38        43           3.32         3.32       83                  9.19         7.61
-------------------------------------------------------------------------------------------
  39        44           3.35         3.35       84                  9.57         7.77
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
  40        45           3.39         3.39       85**                9.96         7.92
-------------------------------------------------------------------------------------------
  41        46           3.42         3.42
-------------------------------------------------------------------------------------------
  42        47           3.46         3.46
-------------------------------------------------------------------------------------------
  43        48           3.50         3.50
-------------------------------------------------------------------------------------------
  44        49           3.54         3.54
-------------------------------------------------------------------------------------------

  *   Payment shown applies to all younger ages.

 **   Payment shown applies to all older ages.

               FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
             Flexible premiums as stated in the Premiums Provision.
   Contract values are variable, except for amounts in the Guaranteed Account.
      After the Maturity Date, Payment Options are on a guaranteed basis. Death benefit payable upon death of Annuitant before Maturity Date.
                 Participating but no Dividends are anticipated.









             PROVIDENT MUTUAL LIFE INSURANCE COMPANY OF PHILADELPHIA
              1600 Market Street, Philadelphia, Pennsylvania 19103

      Administrative Office: 300 Continental Drive, Newark, Delaware 19713